EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

International Multifoods Corporation:

We consent to incorporation by reference in Registration Statements No. 333-34173 and No. 333-108042 on Form S-8 of International Multifoods Corporation of our report dated May 20, 2004, relating to the statements of financial condition of the Stock Purchase Plan of Robin Hood Multifoods Corp. as of February 29, 2004 and February 28, 2003, and the related statements of income and changes in plan equity for each of the years in the three-year period ended February 29, 2004, which report appears in the February 29, 2004 Annual Report on Form 11-K of International Multifoods Corporation.

/s/ KPMG LLP
Minneapolis, Minnesota
May 26, 2004